Exhibit 15

September 26, 2011

ANSYS, Inc.

275 Technology Drive

Canonsburg, PA 15317

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of ANSYS, Inc. and subsidiaries for the three-month periods ended June 30, 2011 and 2010 and March 31, 2011 and 2010, and have issued our reports dated May 5, 2011 and August 4, 2011. As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Report on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008, respectively, are being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Pittsburgh, Pennsylvania